UNITED STATES SECURITIES AND EXCHANGE COMMISSION
                           WASHINGTON, D.C. 20549

                                   FORM 4

                STATEMENT OF CHANGES IN BENEFICIAL OWNERSHIP

   ( ) Check this box if no longer subject to Section 16. Form 4 or Form 5 obligations may continue. See Instructions 1(b).

   1.   Name and Address of Reporting Person:

        Richard A. Lumpkin
        121 South 17th Street
        Mattoon, Illinois 61938
        U.S.A.

   2.   Issuer Name and Ticker or Trading Symbol:

        McLeodUSA Incorporated
        MCLD

   3.   IRS or Social Security Number of Reporting Person (Voluntary):


   4.   Statement for Month/Year:

        February 2000

   5.   If Amendment, Date of Original (Month/Year):

        February 2000; Amended to insert the first four entries of Table
        I.

   6. Relationship of Reporting Person(s) to Issuer (Check all applicable):
        (x) Director ( ) 10% Owner (x) Officer (give title below) (x) Other (specify below)

        Vice Chairman
        Member of 13(d) group owning more than 10%

   7.   Individual or Joint/Group Filing (Check Applicable Line):

        ( ) Form filed by One Reporting Person
        (x) Form filed by More than One Reporting Person





               Table I -- Non-Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned

                                                                           5. Amount of
                                                                            Securities
                                                                             Benefi-      6. Owner-
                    2. Trans-                                                 cially     ship Form:
        1. Title      action     3. Trans-          4. Securities          Owned at End  Direct (D)
           of          Date       action            Acquired (A) or          of Month      or In-     7. Nature of Indirect
        Security     (Month/       Code            Disposed of (D)          (Instr. 3    direct (I)   Beneficial Ownership
       (Instr. 3)   Day/Year)   (Instr. 8)       (Instr. 3, 4 and 5)          and 4)     (Instr. 4)        (Instr. 4)
       ----------   ---------   ----------   ----------------------------  ------------  ----------   ---------------------
                                Code    V     Amount   (A)or(D)   Price
                                ----    -     ------   --------   -----
     Class A                                                               617,630            I      By Trust named for
     Common Stock                                                                                    Elizabeth L. Celio
                                                                                                     created under the Mary
                                                                                                     Green Gallo Trust
                                                                                                     Agreement dated
                                                                                                     December 29, 1989

                                                                           617,630            I      By Trust named for
                                                                                                     Benjamin I. Lumpkin
                                                                                                     created under the Mary
                                                                                                     Green Gallo Trust
                                                                                                     Agreement dated
                                                                                                     December 29, 1989

                                                                           109,276            I      By Richard Adamson
                                                                                                     Lumpkin Grand-
                                                                                                     children's Trust
                                                                                                     dated September 5, 1980
                                                                                                     for the benefit of
                                                                                                     Elizabeth L. Celio

                                                                           109,276            I      By Richard Adamson
                                                                                                     Lumpkin Grand-
                                                                                                     children's Trust
                                                                                                     dated September 5,
                                                                                                     1980 for the benefit of
                                                                                                     Benjamin I. Lumpkin

                     02/01/00     S          3,330         D      $70.14                      I      By Richard Anthony
                                                                                                     Lumpkin 1990 Personal
                                                                                                     Income Trust for the
                                                                                                     Benefit of Elizabeth
                                                                                                     Arabella Lumpkin dated
                                                                                                     April 20, 1990






                                                                           5. Amount of
                                                                            Securities
                                                                             Benefi-      6. Owner-
                    2. Trans-                                                 cially     ship Form:
        1. Title      action     3. Trans-          4. Securities          Owned at End  Direct (D)
           of          Date       action            Acquired (A) or          of Month      or In-     7. Nature of Indirect
        Security     (Month/       Code            Disposed of (D)          (Instr. 3    direct (I)   Beneficial Ownership
       (Instr. 3)   Day/Year)   (Instr. 8)       (Instr. 3, 4 and 5)          and 4)     (Instr. 4)        (Instr. 4)
       ----------   ---------   ----------   ----------------------------  ------------  ----------   ---------------------
                                Code    V     Amount   (A)or(D)   Price
                                ----    -     ------   --------   -----
                     02/02/00     S            2,985       D      $70.05                      I      By Richard Anthony
                                                                                                     Lumpkin 1990 Personal
                                                                                                     Income Trust for the
                                                                                                     Benefit of Elizabeth
                                                                                                     Arabella Lumpkin dated
                                                                                                     April 20, 1990

                     02/03/00     S            2,645       D       70.12                      I      By Richard Anthony
                                                                                                     Lumpkin 1990 Personal
                                                                                                     Income Trust for the
                                                                                                     Benefit of Elizabeth
                                                                                                     Arabella Lumpkin dated
                                                                                                     April 20, 1990

                     02/04/00     S            4,380       D       71.40                      I      By Richard Anthony
                                                                                                     Lumpkin 1990 Personal
                                                                                                     Income Trust for the
                                                                                                     Benefit of Elizabeth
                                                                                                     Arabella Lumpkin dated
                                                                                                     April 20, 1990

                     02/07/00     S            3,940       D       70.14                      I      By Richard Anthony
                                                                                                     Lumpkin 1990 Personal
                                                                                                     Income Trust for the
                                                                                                     Benefit of Elizabeth
                                                                                                     Arabella Lumpkin dated
                                                                                                     April 20, 1990

                     02/11/00     S          267,500       D       66.62                      I      By Richard Anthony
                                                                                                     Lumpkin 1990 Personal
                                                                                                     Income Trust for the
                                                                                                     Benefit of Elizabeth
                                                                                                     Arabella Lumpkin dated
                                                                                                     April 20, 1990

                     02/14/00     S            4,595       D       70.90                      I      By Richard Anthony
                                                                                                     Lumpkin 1990 Personal
                                                                                                     Income Trust for the
                                                                                                     Benefit of Elizabeth
                                                                                                     Arabella Lumpkin dated
                                                                                                     April 20, 1990






                                                                           5. Amount of
                                                                            Securities
                                                                             Benefi-      6. Owner-
                    2. Trans-                                                 cially     ship Form:
        1. Title      action     3. Trans-          4. Securities          Owned at End  Direct (D)
           of          Date       action            Acquired (A) or          of Month      or In-     7. Nature of Indirect
        Security     (Month/       Code            Disposed of (D)          (Instr. 3    direct (I)   Beneficial Ownership
       (Instr. 3)   Day/Year)   (Instr. 8)       (Instr. 3, 4 and 5)          and 4)     (Instr. 4)        (Instr. 4)
       ----------   ---------   ----------   ----------------------------  ------------  ----------   ---------------------
                                Code    V     Amount   (A)or(D)   Price
                                ----    -     ------   --------   -----
                     02/14/00     S           18,750       D      $71.50                      I      By Richard Anthony
                                                                                                     Lumpkin 1990 Personal
                                                                                                     Income Trust for the
                                                                                                     Benefit of Elizabeth
                                                                                                     Arabella Lumpkin dated
                                                                                                     April 20, 1990

                     02/15/00     S           31,250       D       72.37   814,278(1)(2)      I      By Richard Anthony
                                                                                                     Lumpkin 1990 Personal
                                                                                                     Income Trust for the
                                                                                                     Benefit of Elizabeth
                                                                                                     Arabella Lumpkin dated
                                                                                                     April 20, 1990

                     02/01/00     S            3,330       D       70.14                      I      By Richard Anthony
                                                                                                     Lumpkin 1990 Personal
                                                                                                     Income Trust for the
                                                                                                     Benefit of Benjamin
                                                                                                     Iverson Lumpkin dated
                                                                                                     April 20, 1990

                     02/02/00     S            2,985       D       70.05                      I      By Richard Anthony
                                                                                                     Lumpkin 1990 Personal
                                                                                                     Income Trust for the
                                                                                                     Benefit of Benjamin
                                                                                                     Iverson Lumpkin dated
                                                                                                     April 20, 1990

                     02/03/00     S            2,645       D       70.12                      I      By Richard Anthony
                                                                                                     Lumpkin 1990 Personal
                                                                                                     Income Trust for the
                                                                                                     Benefit of Benjamin
                                                                                                     Iverson Lumpkin dated
                                                                                                     April 20, 1990

                     02/04/00     S            4,380       D       71.40                      I      By Richard Anthony
                                                                                                     Lumpkin 1990 Personal
                                                                                                     Income Trust for the
                                                                                                     Benefit of Benjamin
                                                                                                     Iverson Lumpkin dated
                                                                                                     April 20, 1990






                                                                           5. Amount of
                                                                            Securities
                                                                             Benefi-      6. Owner-
                    2. Trans-                                                 cially     ship Form:
        1. Title      action     3. Trans-          4. Securities          Owned at End  Direct (D)
           of          Date       action            Acquired (A) or          of Month      or In-     7. Nature of Indirect
        Security     (Month/       Code            Disposed of (D)          (Instr. 3    direct (I)   Beneficial Ownership
       (Instr. 3)   Day/Year)   (Instr. 8)       (Instr. 3, 4 and 5)          and 4)     (Instr. 4)        (Instr. 4)
       ----------   ---------   ----------   ----------------------------  ------------  ----------   ---------------------
                                Code    V     Amount   (A)or(D)   Price
                                ----    -     ------   --------   -----
                     02/07/00     S            3,940       D      $70.14                      I      By Richard Anthony
                                                                                                     Lumpkin 1990 Personal
                                                                                                     Income Trust for the
                                                                                                     Benefit of Benjamin
                                                                                                     Iverson Lumpkin dated
                                                                                                     April 20, 1990

                     02/11/00     S          267,500       D       66.62                      I      By Richard Anthony
                                                                                                     Lumpkin 1990 Personal
                                                                                                     Income Trust for the
                                                                                                     Benefit of Benjamin
                                                                                                     Iverson Lumpkin dated
                                                                                                     April 20, 1990

                     02/14/00     S            4,595       D       70.90                      I      By Richard Anthony
                                                                                                     Lumpkin 1990 Personal
                                                                                                     Income Trust for the
                                                                                                     Benefit of Benjamin
                                                                                                     Iverson Lumpkin dated
                                                                                                     April 20, 1990

                     02/14/00     S           18,750       D       71.50                      I      By Richard Anthony
                                                                                                     Lumpkin 1990 Personal
                                                                                                     Income Trust for the
                                                                                                     Benefit of Benjamin
                                                                                                     Iverson Lumpkin dated
                                                                                                     April 20, 1990

                     02/15/00     S           31,250       D       72.37   814,278(1)(2)      I      By Richard Anthony
                                                                                                     Lumpkin 1990 Personal
                                                                                                     Income Trust for the
                                                                                                     Benefit of Benjamin
                                                                                                     Iverson Lumpkin dated
                                                                                                     April 20, 1990

                     02/01/00     S            1,900       D       70.12                      I      By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of John
                                                                                                     Woodruff Sparks dated
                                                                                                     April 20, 1990






                                                                           5. Amount of
                                                                            Securities
                                                                             Benefi-      6. Owner-
                    2. Trans-                                                 cially     ship Form:
        1. Title      action     3. Trans-          4. Securities          Owned at End  Direct (D)
           of          Date       action            Acquired (A) or          of Month      or In-     7. Nature of Indirect
        Security     (Month/       Code            Disposed of (D)          (Instr. 3    direct (I)   Beneficial Ownership
       (Instr. 3)   Day/Year)   (Instr. 8)       (Instr. 3, 4 and 5)          and 4)     (Instr. 4)        (Instr. 4)
       ----------   ---------   ----------   ----------------------------  ------------  ----------   ---------------------
                                Code    V     Amount   (A)or(D)   Price
                                ----    -     ------   --------   -----
                     02/02/00     S            1,700       D      $70.05                      I      By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of John
                                                                                                     Woodruff Sparks dated
                                                                                                     April 20, 1990

                     02/03/00     S            1,515       D       70.08                      I      By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of John
                                                                                                     Woodruff Sparks dated
                                                                                                     April 20, 1990

                     02/04/00     S            2,505       D       71.40    75,614(1)         I      By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of John
                                                                                                     Woodruff Sparks dated
                                                                                                     April 20, 1990

                     02/01/00     S            1,900       D       70.12                      I      By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of Anne
                                                                                                     Romayne Sparks dated
                                                                                                     April 20, 1990

                     02/02/00     S            1,700       D       70.05                      I      By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of Anne
                                                                                                     Romayne Sparks dated
                                                                                                     April 20, 1990

                     02/03/00     S            1,515       D       70.08                      I      By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of Anne
                                                                                                     Romayne Sparks dated
                                                                                                     April 20, 1990

                     02/04/00     S            2,505       D       71.40    75,614(1)         I      By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of Anne
                                                                                                     Romayne Sparks dated
                                                                                                     April 20, 1990






                                                                           5. Amount of
                                                                            Securities
                                                                             Benefi-      6. Owner-
                    2. Trans-                                                 cially     ship Form:
        1. Title      action     3. Trans-          4. Securities          Owned at End  Direct (D)
           of          Date       action            Acquired (A) or          of Month      or In-     7. Nature of Indirect
        Security     (Month/       Code            Disposed of (D)          (Instr. 3    direct (I)   Beneficial Ownership
       (Instr. 3)   Day/Year)   (Instr. 8)       (Instr. 3, 4 and 5)          and 4)     (Instr. 4)        (Instr. 4)
       ----------   ---------   ----------   ----------------------------  ------------  ----------   ---------------------
                                Code    V     Amount   (A)or(D)   Price
                                ----    -     ------   --------   -----
                     02/01/00     S            1,900       D      $70.12                      I      By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Barbara Lee Sparks
                                                                                                     dated April 20, 1990

                     02/02/00     S            1,700       D       70.05                      I      By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Barbara Lee Sparks
                                                                                                     dated April 20, 1990

                     02/03/00     S            1,515       D       70.08                      I      By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Barbara Lee Sparks
                                                                                                     dated April 20, 1990

                     02/04/00     S            2,505       D       71.40    75,614(1)         I      By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Barbara Lee Sparks
                                                                                                     dated April 20, 1990

                     02/01/00     S            1,900       D       70.12                      I      By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Christina Louise Sparks
                                                                                                     dated April 20, 1990

                     02/02/00     S            1,700       D       70.05                      I      By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Christina Louise Sparks
                                                                                                     dated April 20, 1990

                     02/03/00     S            1,515       D       70.08                      I      By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Christina Louise Sparks
                                                                                                     dated April 20, 1990






                                                                           5. Amount of
                                                                            Securities
                                                                             Benefi-      6. Owner-
                    2. Trans-                                                 cially     ship Form:
        1. Title      action     3. Trans-          4. Securities          Owned at End  Direct (D)
           of          Date       action            Acquired (A) or          of Month      or In-     7. Nature of Indirect
        Security     (Month/       Code            Disposed of (D)          (Instr. 3    direct (I)   Beneficial Ownership
       (Instr. 3)   Day/Year)   (Instr. 8)       (Instr. 3, 4 and 5)          and 4)     (Instr. 4)        (Instr. 4)
       ----------   ---------   ----------   ----------------------------  ------------  ----------   ---------------------
                                Code    V     Amount   (A)or(D)   Price
                                ----    -     ------   --------   -----
                     02/04/00     S            2,505       D      $71.40    75,614(1)         I      By Mary Lee Sparks 1990
                                                                                                     Personal Income Trust
                                                                                                     for the Benefit of
                                                                                                     Christina Louise Sparks
                                                                                                     dated April 20, 1990

                     02/01/00     S            1,430       D       70.09                      I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Susan Tamara Keon
                                                                                                     DeWyngaert dated
                                                                                                     April 20, 1990

                     02/02/00     S            1,275       D       70.05                      I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Susan Tamara Keon
                                                                                                     DeWyngaert dated
                                                                                                     April 20, 1990

                     02/03/00     S            1,130       D       70.04                      I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Susan Tamara Keon
                                                                                                     DeWyngaert dated
                                                                                                     April 20, 1990

                     02/04/00     S            1,880       D       71.38         0            I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Susan Tamara Keon
                                                                                                     DeWyngaert dated
                                                                                                     April 20, 1990






                                                                           5. Amount of
                                                                            Securities
                                                                             Benefi-      6. Owner-
                    2. Trans-                                                 cially     ship Form:
        1. Title      action     3. Trans-          4. Securities          Owned at End  Direct (D)
           of          Date       action            Acquired (A) or          of Month      or In-     7. Nature of Indirect
        Security     (Month/       Code            Disposed of (D)          (Instr. 3    direct (I)   Beneficial Ownership
       (Instr. 3)   Day/Year)   (Instr. 8)       (Instr. 3, 4 and 5)          and 4)     (Instr. 4)        (Instr. 4)
       ----------   ---------   ----------   ----------------------------  ------------  ----------   ---------------------
                                Code    V     Amount   (A)or(D)   Price
                                ----    -     ------   --------   -----
                     02/01/00     S            1,430       D      $70.09                      I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Joseph John Keon III
                                                                                                     dated April 20, 1990

                     02/02/00     S            1,275       D       70.05                      I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Joseph John Keon III
                                                                                                     dated April 20, 1990

                     02/03/00     S            1,130       D       70.04                      I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Joseph John Keon III
                                                                                                     dated April 20, 1990

                     02/04/00     S            1,880       D       71.38         0            I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Joseph John Keon III
                                                                                                     dated April 20, 1990

                     02/01/00     S            1,430       D       70.09                      I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Katherine Stoddert
                                                                                                     Keon dated April 20,
                                                                                                     1990

                     02/02/00     S            1,275       D       70.05                      I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Katherine Stoddert
                                                                                                     Keon dated April 20,
                                                                                                     1990






                                                                           5. Amount of
                                                                            Securities
                                                                             Benefi-      6. Owner-
                    2. Trans-                                                 cially     ship Form:
        1. Title      action     3. Trans-          4. Securities          Owned at End  Direct (D)
           of          Date       action            Acquired (A) or          of Month      or In-     7. Nature of Indirect
        Security     (Month/       Code            Disposed of (D)          (Instr. 3    direct (I)   Beneficial Ownership
       (Instr. 3)   Day/Year)   (Instr. 8)       (Instr. 3, 4 and 5)          and 4)     (Instr. 4)        (Instr. 4)
       ----------   ---------   ----------   ----------------------------  ------------  ----------   ---------------------
                                Code    V     Amount   (A)or(D)   Price
                                ----    -     ------   --------   -----
                     02/03/00     S            1,130       D      $70.04                      I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Katherine Stoddert
                                                                                                     Keon dated April 20,
                                                                                                     1990

                     02/04/00     S            1,880       D       71.38         O            I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Katherine Stoddert
                                                                                                     Keon dated April 20,
                                                                                                     1990

                     02/01/00     S            1,430       D       70.09                      I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Lisa Anne Keon dated
                                                                                                     April 20, 1990

                     02/02/00     S            1,275       D       70.05                      I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Lisa Anne Keon dated
                                                                                                     April 20, 1990

                     02/03/00     S            1,130       D       70.04                      I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Lisa Anne Keon dated
                                                                                                     April 20, 1990

                     02/04/00     S            1,880       D       71.38         0            I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Lisa Anne Keon dated
                                                                                                     April 20, 1990






                                                                           5. Amount of
                                                                            Securities
                                                                             Benefi-      6. Owner-
                    2. Trans-                                                 cially     ship Form:
        1. Title      action     3. Trans-          4. Securities          Owned at End  Direct (D)
           of          Date       action            Acquired (A) or          of Month      or In-     7. Nature of Indirect
        Security     (Month/       Code            Disposed of (D)          (Instr. 3    direct (I)   Beneficial Ownership
       (Instr. 3)   Day/Year)   (Instr. 8)       (Instr. 3, 4 and 5)          and 4)     (Instr. 4)        (Instr. 4)
       ----------   ---------   ----------   ----------------------------  ------------  ----------   ---------------------
                                Code    V     Amount   (A)or(D)   Price
                                ----    -     ------   --------   -----
                     02/01/00     S            1,430       D      $70.09                      I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Margaret Lynley Keon
                                                                                                     dated April 20, 1990

                     02/02/00     S            1,275       D       70.05                      I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Margaret Lynley Keon
                                                                                                     dated April 20, 1990

                     02/03/00     S            1,130       D       70.04                      I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Margaret Lynley Keon
                                                                                                     dated April 20, 1990

                     02/04/00     S            1,880       D       71.38         0            I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Margaret Lynley Keon
                                                                                                     dated April 20, 1990

                     02/01/00     S            1,430       D       70.09                      I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Pamela Keon Vitale
                                                                                                     dated April 20, 1990

                     02/02/00     S            1,275       D       70.05                      I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Pamela Keon Vitale
                                                                                                     dated April 20, 1990

                     02/03/00     S            1,130       D       70.04                      I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Pamela Keon Vitale
                                                                                                     dated April 20, 1990






                                                                           5. Amount of
                                                                            Securities
                                                                             Benefi-      6. Owner-
                    2. Trans-                                                 cially     ship Form:
        1. Title      action     3. Trans-          4. Securities          Owned at End  Direct (D)
           of          Date       action            Acquired (A) or          of Month      or In-     7. Nature of Indirect
        Security     (Month/       Code            Disposed of (D)          (Instr. 3    direct (I)   Beneficial Ownership
       (Instr. 3)   Day/Year)   (Instr. 8)       (Instr. 3, 4 and 5)          and 4)     (Instr. 4)        (Instr. 4)
       ----------   ---------   ----------   ----------------------------  ------------  ----------   ---------------------
                                Code    V     Amount   (A)or(D)   Price
                                ----    -     ------   --------   -----
                     02/04/00     S            1,880       D      $71.38         0            I      By Margaret L. Keon
                                                                                                     1990 Personal Income
                                                                                                     Trust for the Benefit
                                                                                                     of Pamela Keon Vitale
                                                                                                     dated April 20, 1990

                                                                           622,254(3)         D

                                                                             3,644            I      By Richard Anthony
                                                                                                     Lumpkin Trust under the
                                                                                                     Trust Agreement dated
                                                                                                     February 6, 1970





                 Table II -- Derivative Securities Acquired,
                     Disposed of, or Beneficially Owned
       (e.g., puts, calls, warrants, options, convertible securities)

                                                                                                              10.
                                                                                                             Owner-
                                                                                                      9.      ship
                                                                                                   Number ofForm of
                                            5. Number                                               Deriv-   Deriv-
                                            of Deriv-                                                ative   ative    11.
                                              ative                                                 Secur-   Secur-  Nature
        1.      2. Con-                       Secur-                                                 ities    ity:     of
     Title of   version     3.                ities                                       8. Price  Benefi-  Direct Indirect
      Deriv-   or Exer-   Trans-             Acquired                                        of     cially   (D) or Benefi-
       ative     cise     action  4. Trans-   (A) or                      7. Title and     Deriv-  Owned at   In-     cial
      Secur-   Price of    Date    action    Disposed      6. Date          Amount of      ative    End of   direct  Owner-
        ity     Deriv-    (Month/   Code      of (D)   Exercisable and     Underlying     Security   Month    (I)     ship
      (Instr.    ative     Day/    (Instr.  (Instr. 3, Expiration Date Securities (Instr. (Instr.   (Instr. (Instr. (Instr.
        3)     Security    Year)     8)      4 and 5) (Month/Day/Year)      3 and 4)         5)       4)       4)      4)
     --------  --------   ------- --------- ---------- ---------------  ----------------  -------- -------- ------- --------
                                                      Date
                                                      Exer-  Expir-             Amount or
                                                      cis-   ation              Number of
                                  Code  V   (A)   (D) able   Date      Title    Shares
                                  ----  --  ---   --- -----  ------    -----    ---------
     Em-      $17.625(1)                              (2)    09/25/07  Class A  80,000(1)         80,000(1)    D
     ployee                                                            Common
     Stock                                                             Stock
     Option
     (right
     to buy)
     (1)

     Em-       $17.25(3)                              (4)    12/22/07  Class A  10,000(3)         10,000(3)    D
     ployee                                                            Common
     Stock                                                             Stock
     Option
     (right
     to buy)
     (2)

     Em-      $14.875(5)                              (6)    12/31/08  Class A  80,000(5)         80,000(5)    D
     ployee                                                            Common
     Stock                                                             Stock
     Option
     (right
     to buy)
     (3)





   Explanation of Responses:

        Explanation of footnotes to Table I: For purposes of Section 13(d) of the Securities Exchange Act, Richard A. Lumpkin and Gail Gawthrop Lumpkin are members of a group that together owns more than 10% of the Issuer's Class A Common Stock. Except as indicated in the following note, the securities shown in Table I are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) On or about November 23, 1998 the trustees of the 1990 Personal Income Trust named Richard A. Lumpkin as agent with respect to sales of these shares. This delegation was revoked effective February 6, 2000.

        (2) Effective February 7, 2000, the trustees of these two 1990 Personal Income Trusts named Richard A. Lumpkin as agent with respect to the sale of these shares.

        (3) Beneficially owned for purposes of Rule 16a-1(a)(2) by Gail Gawthrop Lumpkin and Richard A. Lumpkin.

        Explanation of footnotes to Table II: The derivative securities shown in Table II are beneficially owned for purposes of Rule 16a-1(a)(2) by Richard A. Lumpkin.

        (1) This option was previously reported as covering 40,000 shares at an exercise price of $35.25 per share, but was adjusted to reflect a stock split on July 26, 1999.

        (2) The employee stock option dated 12/3/97 vests in four equal annual installments which began on September 25, 1998.

        (3) This option was previously reported as covering 5,000 shares at an exercise price of $34.50 per share, but was adjusted to reflect a stock split on July 26, 1999.

        (4) The employee stock option dated 12/22/97 vests in four equal annual installments which began on December 22, 1998.

        (5) This option was previously reported as covering 40,000 shares at an exercise price of $29.75 per share, but was adjusted to reflect a stock split on July 26, 1999.

        (6) The employee stock option dated December 31, 1998 vests in four equal annual installments beginning on December 31, 1999.

   SIGNATURE OF REPORTING PERSON:

   Richard A. Lumpkin
   By:  Steven L. Grissom
        Attorney in Fact

   DATE: March 16, 2000







                          JOINT FILER INFORMATION:

   Name: Gail Gawthrop Lumpkin

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: February 2000



   Signature: Gail Gawthrop Lumpkin
              By: Steven L. Grissom
                  Attorney in Fact



   Name: Steven L. Grissom

   Address: 121 South 17th Street, Mattoon, Illinois 61938

   Designated Filer: Richard A. Lumpkin

   Issuer & Ticker Symbol: McLeodUSA Incorporated, MCLD

   Statement for Month/Year: February 2000


   Signature: Steven L. Grissom
              As trustee of the
              Personal Income Trusts